Report of Independent Registered Public Accounting Firm

To the Board of Directors

Digital Ally, Inc.

We have audited the accompanying consolidated balance sheets of Digital Ally, Inc. (a Nevada corporation) and subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Digital Ally, Inc. and subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Kansas City, Missouri
March 26, 2014

F-1

DIGITAL ALLY, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2013 AND DECEMBER 31, 2012

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$454,978	$703,172
Accounts receivable-trade, less allowance for doubtful accounts of $55,033 – 2013 and $70,193 – 2012	1,835,780	2,956,654
Accounts receivable-other	153,563	71,148
Inventories	8,046,471	7,294,721
Prepaid expenses	402,823	258,642
Total current assets	10,893,615	11,284,337

Furniture, fixtures and equipment	4,559,504	4,392,880
Less accumulated depreciation and amortization	3,621,432	3,454,087
	938,072	938,793

Restricted cash	662,500	662,500
Intangible assets, net	267,281	217,660
Other assets	245,045	241,446
Total assets	$13,006,513	$13,344,736

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,441,151	$1,520,207
Accrued expenses	1,471,458	793,524
Capital lease obligation-current	91,279	66,087
Deferred revenue-current	6,000	—
Income taxes payable	8,615	6,717
Customer deposits	1,878	1,878
Total current liabilities	3,020,381	2,388,413

Long-term liabilities:
Subordinated note payable-long-term, net of discount of $187,634 – 2013 and $96,378 – 2012	2,312,366	2,403,622
Litigation accrual-long term	530,000	530,000
Capital lease obligation-long term	64,989	120,988
Deferred revenue-long term	24,000	—

Total long term liabilities	2,931,355	3,054,610

Commitments and contingencies

Common stock, $0.001 par value; 9,375,000 shares authorized; shares issued: 2,284,048 – 2013 and 2,099,082 – 2012	2,284	2,099
Additional paid in capital	24,955,220	23,304,401
Treasury stock, at cost (shares: 63,518 – 2013 and 63,518 - 2012)	(2,157,226)	(2,157,226)
Accumulated deficit	(15,745,501)	(13,247,561)
Total stockholders’ equity	7,054,777	7,901,713
Total liabilities and stockholders’ equity	$13,006,513	$13,344,736

See Notes to Consolidated Financial Statements.

F-2

DIGITAL ALLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED

DECEMBER 31, 2013 AND 2012

	Year ended December 31,
	2013	2012

Product revenue	$17,012,827	$16,691,136
Other revenue	813,502	926,972
Total revenue	17,826,329	17,618,108
Cost of revenue	7,717,839	8,136,121
Gross profit	10,108,490	9,481,987
Selling, general and administrative expenses:
Research and development expense	3,669,022	2,528,790
Selling, advertising and promotional expense	2,699,884	2,587,427
Stock-based compensation expense	705,612	521,427
Litigation charges (credits) and related expenses	208,316	313,950
General and administrative expense	5,076,098	5,216,911
Total selling, general and administrative expenses	12,358,932	11,168,505
Operating loss	(2,250,442)	(1,686,518)

Interest income	11,390	10,088
Other income	19,073	—
Interest expense	(277,961)	(294,559)
Loss before income tax expense	(2,497,940)	(1,970,989)
Income tax expense	—	—
Net loss	$(2,497,940)	$(1,970,989)

Net loss per share information:
Basic	$(1.17)	$(0.97)
Diluted	$(1.17)	$(0.97)

Weighted average shares outstanding:
Basic	2,135,016	2,029,109
Diluted	2,135,016	2,029,109

See Notes to Consolidated Financial Statements.

F-3

DIGITAL ALLY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2013 AND 2012

	Common Stock		Additional Paid In	Treasury	Accumulated
	Shares	Amount	Capital	stock	deficit	Total
Balance, January 1, 2012	2,082,832	$2,083	$22,740,094	$(2,157,226)	$(11,276,572)	$9,308,379

Stock-based compensation	—	—	521,427	—	—	521,427

Restricted common stock grant	16,250	16	(16)	—	—	—
Issuance of common stock purchase warrants related to issuance of subordinated note payable	—	—	38,052	—	—	38,052
Issuance of common stock purchase warrants related to consulting agreement	—	—	4,844	—	—	4,844
Net loss	—	—	—	—	(1,970,989)	(1,970,989)

Balance, January 1, 2013	2,099,082	2,099	23,304,401	(2,157,226)	(13,247,561)	7,901,713

Stock-based compensation	—	—	705,612	—	—	705,612

Restricted common stock grant	100,000	100	(100)	—	—	—

Issuance of common stock upon exercise of stock options	81,801	82	740,200	—	—	740,282
Common shares surrendered in connection with cashless exercise of stock options	(381)	(1)	(3,336)	—	—	(3,337)
Issuance of common stock upon exercise of common stock purchase warrants	4,687	5	18,739	—	—	18,744
Common shares surrendered in connection with cashless exercise of common stock purchase warrants	(1,141)	(1)	(16,116)	—	—	(16,117)
Issuance of common stock purchase warrants related to extension of subordinated note payable	—	—	205,820	—	—	205,820

Net loss	—	—	—	—	(2,497,940)	(2,497,940)

Balance, December 31, 2013	2,284,048	$2,284	$24,955,220	$(2,157,226)	$(15,745,501)	$7,054,777

See Notes to Consolidated Financial Statements.

F-4

DIGITAL ALLY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Cash Flows From Operating Activities:
Net loss	$(2,497,940)	$(1,970,989)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	428,999	672,090
Stock based compensation	705,612	521,427
Provision for inventory obsolescence	(116,617)	(169,852)
Provision for doubtful accounts receivable	(15,160)	(54,807)

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	1,136,034	(48,798)
Accounts receivable - other	(82,415)	33,170
Inventories	(635,133)	(441,580)
Prepaid expenses	(115,217)	42,874
Other assets	(3,599)	(143,592)
Increase (decrease) in:
Accounts payable	(79,056)	673,171
Accrued expenses	677,934	(39,736)
Litigation accrual	—	530,000
Income taxes payable	1,898	(14,329)
Unearned income	30,000	—
Customer deposits	—	(30,021)
Net cash used in operating activities	(564,660)	(440,972)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(275,468)	(389,037)
Additions to intangible assets	(61,525)	(26,556)
Restricted cash for appealed litigation	—	(662,500)
Net cash used in investing activities	(336,993)	(1,078,093)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options and warrants	739,572	—
Deferred issuance costs for subordinated note payable	(10,000)	—
Payments on capital lease obligation	(76,113)	(48,156)

Net cash provided by (used in) financing activities	653,459	(48,156)

Net decrease in cash and cash equivalents	(248,194)	(1,567,221)

Cash and cash equivalents, beginning of period	703,172	2,270,393
Cash and cash equivalents, end of period	$454,978	$703,172

Supplemental disclosures of cash flow information:
Cash payments for interest	$215,664	$209,877

Cash payments for income taxes	$3,923	$17,486

Supplemental disclosures of non-cash investing and financing activities:
Issuance of common stock purchase warrants for issuance costs of subordinated notes payable	$205,820	$38,052

Issuance of common stock purchase warrants related to consulting agreement	$—	$4,844

Restricted common stock grant	$100	$16

Capital expenditures financed by capital lease obligations	$45,371	$234,933

See Notes to Consolidated Financial Statements.

F-5

DIGITAL ALLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business:

Digital Ally, Inc. (the “Digital Ally”) and subsidiary (collectively, the “Company”) produces digital video imaging, audio recording and related storage products for use in law enforcement and security applications. Its current products are an in-car digital video/audio recorder contained in a rear-view mirror for use in law enforcement and commercial fleets, a weather-resistant mobile digital video recording system for use on motorcycles, ATV’s and boats, a miniature digital video system designed to be worn on an individual’s body; a digital video/audio recorder contained in a flashlight sold to law enforcement agencies and other security organizations; and a hand-held laser speed detection device that it is offering primarily to law enforcement agencies. The Company has active research and development programs to adapt its technologies to other applications. The Company has the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create unique solutions to address needs in a variety of other industries and markets, including mass transit, school bus, taxi cab and the military.

The Company was originally incorporated in Nevada on December 13, 2000 as Vegas Petra, Inc. and had no operations until 2004. On November 30, 2004, Vegas Petra, Inc. entered into a Plan of Merger with Digital Ally, Inc., at which time the merged entity was renamed Digital Ally, Inc.

The following is a summary of the Company’s Significant Accounting Policies:

Basis of Consolidation:

The accompanying financial statements include the consolidated accounts of Digital Ally and its wholly-owned subsidiary, Digital Ally International, Inc. All intercompany balances and transactions have been eliminated during consolidation.

Digital Ally formed Digital Ally International, Inc. during August 2009 to facilitate the export sales of its products.

Fair Value of Financial Instruments:

The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and subordinated note payable, approximate fair value because of the short-term nature of these items.

Revenue Recognition:

Revenues from the sale of products are recorded when the product is shipped, title and risk of loss have transferred to the purchaser, payment terms are fixed or determinable and payment is reasonably assured. Customers do not have a right to return the product other than for warranty reasons for which they would only receive repair services or replacement product.

The Company sells its products and services to law enforcement and commercial customers in the following manner:

●	Sales to domestic customers are made direct to the end customer (typically a law enforcement agency or a commercial customer) through its direct sales force, which is composed of its employees. Revenue is recorded when the product is shipped to the end customer.

●	Sales to international customers are made through independent distributors who purchase products from the Company at a wholesale price and sell to the end user (typically law enforcement agencies or a commercial customer) at a retail price. The distributor retains the margin as its compensation for its role in the transaction. The distributor generally maintains product inventory, customer receivables and all related risks and rewards of ownership. Revenue is recorded when the product is shipped to the distributor consistent with the terms of the distribution agreement.

●	Repair parts and services for domestic and international customers are generally handled by our inside customer service employees. Revenue is recognized upon shipment of the repair parts and acceptance of the service or materials by the end customer.

F-6

Sales taxes collected on products sold are excluded from revenues and are reported as an accrued expense in the accompanying balance sheets until payments are remitted.

Other revenue is comprised of revenues from repair services and the sale of scrap and excess raw material and component parts. Revenue is recognized upon shipment of the product and acceptance of the service or materials by the end customer.

Extended warranties are offered on selected products and when a customer purchases an extended warranty the associated proceeds are treated as deferred revenue and recognized over the term of the extended warranty.

Sales returns and allowances aggregated $653,884 and $463,717 for the years ended December 31, 2013 and 2012, respectively. Obligations for sales returns and allowances are recognized at the time of sales on an accrual basis. The accrual is determined based upon historical return rates adjusted for known changes in key variables affecting these return rates.

Use of Estimates:

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents:

Cash and cash equivalents include funds on hand, in bank and short-term investments with original maturities of ninety (90) days or less.

Accounts Receivable:

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a weekly basis. The Company determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than thirty (30) days beyond terms. No interest is charged on overdue trade receivables.

Inventories:

Inventories consist of electronic parts, circuitry boards, camera parts and ancillary parts (collectively, “components”), work-in-process and finished goods, and are carried at the lower of cost (First-in, First-out Method) or market value. The Company determines the estimate for the reserve for slow moving or obsolete inventories by regularly evaluating individual inventory levels, projected sales and current economic conditions.

Furniture, fixtures and equipment:

Furniture, fixtures and equipment is stated at cost net of accumulated depreciation. Additions and improvements are capitalized while ordinary maintenance and repair expenditures are charged to expense as incurred. Depreciation is recorded by the straight-line method over the estimated useful life of the asset, which ranges from three to ten years.

Intangible assets:

Intangible assets include deferred patent costs and license agreements. Legal expenses incurred in preparation of patent application have been deferred and will be amortized over the useful life of granted patents. Costs incurred in preparation of applications that are not granted will be charged to expense at that time. The Company has entered into several sublicense agreements whereby it has been assigned the exclusive rights to certain licensed materials used in its products. These sublicense agreements generally require upfront payments to obtain the exclusive rights to such material. The Company capitalizes the upfront payments as intangible assets and amortizes such costs over their estimated useful life.

F-7

Long-Lived Assets:

Long-lived assets such as property, plant and equipment and purchased intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party appraisals, as considered necessary. As of December 31, 2013 and December 31, 2012, there were no impairment indicators that required the Company to test for impairment in the carrying value of long-lived assets.

Warranties:

The Company’s products carry explicit product warranties that extends up to two years from the date of shipment. The Company records a provision for estimated warranty costs based upon historical warranty loss experience and periodically adjusts these provisions to reflect actual experience. Accrued warranty costs are included in accrued expenses. Extended warranties are offered on selected products and when a customer purchases an extended warranty the associated proceeds are treated as deferred revenue and recognized over the term of the extended warranty.

Customer Deposits:

The Company requires deposits in advance of shipment for certain customer sales orders, in particular when accepting orders from foreign customers for which the Company does not have a payment history. Customer deposits are reflected as a current liability in the accompanying consolidated balance sheets.

Shipping and Handling Costs:

Shipping and handling costs for outbound sales orders totaled $80,127 and $74,273 for the years ended December 31, 2013 and 2012, respectively. Such costs are included in selling, general and administrative expenses in the statements of operations.

Advertising Costs:

Advertising expense includes costs related to trade shows and conventions, promotional material and supplies, and media costs. Advertising costs are expensed in the period in which they are incurred. The Company incurred total advertising expense of approximately $461,895 and $518,340 for the years ended December 31, 2013 and 2012, respectively. Such costs are included in selling, general and administrative expenses in the consolidated statements of operations.

Income Taxes:

Deferred taxes are provided for by the liability method wherein deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company applies the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 740 - Income Taxes that provides a framework for accounting for uncertainty in income taxes and provided a comprehensive model to recognize, measure, present, and disclose in its financial statements uncertain tax positions taken or expected to be taken on a tax return. It initially recognizes tax positions in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. Application requires numerous estimates based on available information. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, and it recognized tax positions and tax benefits may not accurately anticipate actual outcomes. As it obtains additional information, the Company may need to periodically adjust its recognized tax positions and tax benefits. These periodic adjustments may have a material impact on its consolidated statements of operations.

F-8

The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes as income tax expense in the consolidated statements of operations. There was no interest expense related to the underpayment of estimated taxes during the year ended December 31, 2013 and 2012. There were no penalties in 2013 and 2012.

Research and Development Expenses:

The Company expenses all research and development costs as incurred. Development costs of computer software to be sold, leased, or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. In most instances, the Company’s products are released soon after technological feasibility has been established. Costs incurred subsequent to achievement of technological feasibility were not significant, and software development costs were expensed as incurred during 2013 and 2012.

Stock-Based Compensation:

The Company grants stock-based compensation to its employees and board of directors. Share-based compensation arrangements may include the issuance of options to purchase common stock in the future or the issuance of restricted stock, which generally are subject to vesting requirements. The Company records stock-based compensation expense for all stock-based compensation granted after January 1, 2006 based on the grant-date fair value. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award.

The Company estimates the grant-date fair value of stock-based compensation using the Black-Scholes valuation model. Assumptions used to estimate compensation expense are determined as follows:

●	Expected term is determined using the contractual term and vesting period of the award;

●	Expected volatility of award grants made in the Company’s plan is measured using the weighted average of historical daily changes in the market price of the Company’s common stock over the period equal to the expected term of the award;

●	Expected dividend rate is determined based on expected dividends to be declared;

●	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a maturity equal to the expected term of the awards; and

●	Forfeitures are based on the history of cancellations of awards granted and management’s analysis of potential forfeitures.

Segments of Business:

Management has determined that its operations are comprised of one reportable segment: the sale of speed detection and digital audio and video recording devices. For the year ended December 31, 2013 and 2012, sales by geographic area were as follows:

	Year ended December 31,
	2013	2012
Sales by geographic area:
United States of America	16,667,146	16,587,042
Foreign	1,159,183	1,031,066
	$17,826,329	$17,618,108

F-9

Sales to customers outside of the United States are denominated in U.S. dollars. All Company assets are physically located within the United States.

Recent Accounting Pronouncements:

New pronouncements issued but not effective until after December 31, 2013, are not expected to have a material impact on our financial position, results of operation or liquidity.

NOTE 2. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments that potentially subject the Company to concentrations of credit risk consist of accounts receivable. Sales to domestic customers are typically made on credit and the Company generally does not require collateral while sales to international customers require payment before shipment or backing by an irrevocable letter or credit. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for estimated losses. Accounts are written off when deemed uncollectible and accounts receivable are presented net of an allowance for doubtful accounts. The allowance for doubtful accounts totaled $55,033 and $70,193 as of December 31, 2013 and December 31, 2012, respectively.

The Company sells through a network of unaffiliated distributors for international sales and employee-based sales agents for domestic sales. During 2012, the Company discontinued its use of independent sales agents for domestic sales and currently only utilizes employee-based domestic salesman. No distributor/agents individually exceeded 10% total revenues for the years ended December 31, 2013 and 2012. No customer receivable balance exceeded 10% of total accounts receivable as of December 31, 2013. Two individual customer receivable balances exceeded 10% of total accounts receivable as of December 31, 2012, which totaled $688,034 or 23% of total accounts receivable.

The Company purchases finished circuit boards and other proprietary component parts from suppliers located in the United States and on a limited basis from Asia. Although the Company obtains certain of these components from single source suppliers, management has located or is in process of locating alternative suppliers to reduce the risk in most cases to supplier problems that could result in significant production delays. The Company has not historically experienced any significant supply disruptions from any of its principal vendors, and does not anticipate future supply disruptions. The Company acquires most of its components on a purchase order basis and does not have long-term contracts with its suppliers.

The Company has entered into agreements with two unaffiliated companies (“Manufacturers”) to development, license and manufacture certain products that the Company offers for sale to its customers. Currently, these products represent less than 22% of the Company’s total revenue; however, revenue generated by these products is expected to increase in the future to the extent that they may represent a significant portion of the Company’s total revenue. These products can only be manufactured by the Manufacturers, except in situations where the Manufacturers are unable for any reason to supply the products. Backup proprietary documentation for each product is required to be maintained offsite by each Manufacturer thereby allowing the Company to continue production in such cases where the Manufacturers are unable to supply the product. The Manufacturers are located in the United States and in Asia. Natural disasters, financial stress, bankruptcy and other factors may cause conditions that would disrupt either Manufacturer’s ability to supply such products in quantities needed by the Company. It would take time for management to locate and activate alternative suppliers to replace the Manufacturers should it become necessary, which could result in significant production delays. The Company has discontinued purchases from one of the manufacturers and is in the process of re-evaluating the ongoing product line.

NOTE 3. ACCOUNTS RECEIVABLE – ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts receivable was comprised of the following for the years ended December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012
Beginning balance	$70,193	$125,000
Provision for bad debts	—	—
Charge-offs to allowance, net of recoveries	(15,160)	(54,807)

Ending balance	$55,033	$70,193

F-10

NOTE 4. INVENTORIES

Inventories consisted of the following at December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012
Raw material and component parts	$2,204,216	$2,475,857
Work-in-process	5,714	145,622
Finished goods	6,097,254	5,050,572
Subtotal	8,307,184	7,672,051
Reserve for excess and obsolete inventory	(260,713)	(377,330)
Total	$8,046,471	$7,294,721

Finished goods inventory includes units held by potential customers and sales agents for test and evaluation purposes. The cost of such units totaled $340,093 and $327,667 as of December 31, 2013 and December 31, 2012, respectively.

NOTE 5. FURNITURE, FIXTURES AND EQUIPMENT

Furniture, fixtures and equipment consisted of the following at December 31, 2013 and December 31, 2012:

	Estimated Useful Life	December 31, 2013	December 31, 2012
Office furniture, fixtures and equipment	3-10 years	$2,184,460	$2,055,668
Warehouse and production equipment	3-5 years	1,368,666	1,249,382
Demonstration and tradeshow equipment	2-5 years	735,558	781,799
Leasehold improvements	2-5 years	188,414	209,556
Website development	3 years	11,178	11,178
Other equipment	3 years	71,228	85,297
Total cost		4,559,504	4,392,880
Less: accumulated depreciation and amortization		(3,621,432)	(3,454,087)
Net furniture, fixtures and equipment		$938,072	$938,793

Depreciation and amortization of furniture fixtures and equipment aggregated $321,560 and $544,938 for the years ended December 31, 2013 and 2012, respectively.

F-11

NOTE 6. INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 2013 and 2012:

	December 31, 2013			December 31, 2012
	Gross value	Accumulated amortization	Net carrying value	Gross value	Accumulated amortization	Net carrying value
Amortized intangible assets:
Licenses	$255,000	$255,000	$—	$255,000	$255,000	$—
Patents and Trademarks	50,679	22,204	28,475	26,731	10,300	16,431

	305,679	277,204	28,475	281,731	265,300	16,431
Unamortized intangible assets:
Patents and trademarks pending	238,806	—	238,806	201,229	—	201,229

Total	$544,485	$277,204	$267,281	$482,960	$265,300	$217,660

Patents and trademarks pending will be amortized beginning at the time they are issued by the appropriate authorities. If issuance of the final patent or trademark is denied, then the amount deferred will be immediately charged to expense.

Amortization expense for the years ended December 31, 2013 and 2012 was $11,904 and $35,698, respectively. Estimated amortization for intangible assets with definite lives for the next five years ending December 31 and thereafter is as follows:

Year ending December 31:
2014	$15,208
2015	8,278
2016	4,989
2017	—
2018 and thereafter	—

$28,475

NOTE 7. SUBORDINATED NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

Subordinated Notes Payable. Subordinated notes payable is comprised of the following:

	December 31, 2013	December 31, 2012
Subordinated notes payable, at par	$2,500,000	$2,500,000
Unamortized discount	(187,634)	(96,378)

Total notes payable	2,312,366	2,403,622
Less: Current Maturities of long-term debt	—	—
Subordinated notes payable, long-term	$2,312,366	$2,403,622

During the year ended December 31, 2011, the Company, in two separate transactions, borrowed an aggregate of $2.5 million under two unsecured notes payable to a private, third-party lender. The loans were funded in May and November 2011 and both are represented by promissory notes (the “Notes”) that bear interest at the rate of 8% per annum and are payable interest only on a monthly basis. The maturity date of the original Note in the principal amount of $1,500,000 was extended from May 30, 2012 to May 30, 2013 in conjunction with the issuance of the second Note during November 2011. Both Notes were due and payable in full on May 30, 2013 and could be prepaid without penalty at any time. The Notes are subordinated to all existing and future senior indebtedness, as such term is defined in the Notes.

F-12

The Company granted the lender warrants (the “Warrants”) exercisable to purchase a total of 56,250 shares of its common stock at an exercise price of $8.00 per share (as modified) until November 30, 2013. The exercise price for the Warrants exercisable to purchase 37,500 shares issued with the first Note was reduced from $12.00 per share to $8.00 per share in consideration for the extension of the first Note’s maturity date. The Company paid fees totaling $147,500 to an unaffiliated entity and issued warrants exercisable to purchase 13,750 shares of its Common Stock on the same terms and conditions as the Warrants for its services relating to the transactions, including the modification of the warrants issued pursuant to the first Note.

The Company allocated $236,726 of the proceeds of the Notes to additional paid-in-capital, which represented the grant date fair value of the Warrant for 56,250 common shares issued to the lender and the warrant for 13,750 shares issued to the unaffiliated third party who arranged the transactions. In addition, the cash fees paid to the unaffiliated third party totaling $147,500 is included in the discount on the Notes. The modification of the original Note that occurred during November 2011 was treated as an early extinguishment of the debt.

On July 24, 2012, the Company entered into an agreement with the third party lender that extended the maturity date of the Notes from May 30, 2013 to May 30, 2014. In connection with the extension, the Company reduced the exercise price for the Warrants exercisable to purchase 56,250 shares previously granted to the lender from $8.00 to $4.00 and extended their expiration date from November 30, 2013 to November 30, 2015. The Company issued an unaffiliated third party a warrant exercisable to purchase 6,250 shares of Common Stock at a price of $4.00 per share through November 30, 2015 for its services in connection with the extension of the maturity dates of the Notes. Additionally, the Company reduced the exercise price of warrants it had issued to such firm in May and November 2011 from $8.00 per share to $4.00 per share and extended their maturity dates to November 30, 2015. Such warrants are exercisable to purchase 13,750 shares of Common Stock. The Company allocated $38,052 to additional paid in capital, which represented the grant date fair value of the new warrants issued to the independent third party in July 2012 and the modification of the warrants for reducing the exercise price from $8.00 to $4.00 associated with extending the maturity date of the Note from May 30, 2013 to May 30, 2014. The restructuring of the Notes that occurred in July 2012 was treated as a modification of the debt and the remaining unamortized discount of the notes payable will be amortized to interest expense ratably over the modified terms of the Notes.

On December 4, 2013, the Company entered into an agreement with the same third party lender to extend the maturity date of the Notes from May 30, 2014 to May 30, 2015. In connection with the extension, the Company granted the lender warrants exercisable to purchase 40,000 shares of its common stock at $8.50 per share through December 3, 2018. The Company also paid fees totaling $10,000 to an unaffiliated third party and issued a warrant exercisable to purchase 10,000 shares of Common Stock at a price of $8.50 per share through December 3, 2018 for its services in connection with the extension of the maturity dates of the Notes. The Company allocated $205,820 to additional paid in capital, which represented the grant date fair value of the new warrants issued to the lender and the unaffiliated third party who arranged the transaction. In addition, the cash fees paid to the unaffiliated third party totaling $10,000 were included in the discount on the Notes. The restructuring of the Notes that occurred in December 2013 was treated as a modification of the debt and the remaining unamortized discount of the notes payable will be amortized to interest expense ratably over the modified terms of the Notes.

The discount amortized to interest expense totaled $73,400 and $84,384 for the years ended December 31, 2013, and 2012, respectively.

Capital Leases. Future minimum lease payments under non-cancelable capital leases having terms in excess of one year are as follows:

Year ending December 31:

2014	$101,440
2015	63,728
2016	3,961
2017	—
2018 and thereafter	—

Total future minimum lease payments	169,129
Less amount representing interest	12,861
Present value of minimum lease payments	156,268
Less current portion	91,279
Capital lease obligations, less current portion	$64,989

F-13

Assets under capital leases are included in furniture, fixtures and equipment as follows:

	December 31, 2013	December 31, 2012
Office furniture, fixtures and equipment	$280,304	$234,933
Less: accumulated amortization	(64,572)	(7,226)

Net furniture, fixtures and equipment	$215,732	$227,707

NOTE 8. ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012
Accrued warranty expense	$167,970	$173,385
Accrued sales commissions	53,172	39,639
Accrued payroll and related fringes	389,807	329,960
Accrued insurance	67,387	60,149
Accrued rent	291,416	66,287
Accrued litigation charges	208,316	26,524
Other	293,390	97,580

	$1,471,458	$793,524

Accrued warranty expense was comprised of the following for the years ended December 31, 2013 and 2012:

	2013	2012
Beginning balance	$173,385	$211,421
Provision for warranty expense	144,752	296,830
Charges applied to warranty reserve	(150,167)	(334,866)

Ending balance	$167,970	$173,385

NOTE 9. INCOME TAXES

The components of income tax (provision) benefit for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Current taxes:
Federal	$—	$—
State	—	—

Total current taxes	—	—
Deferred tax (provision) benefit	—	—

Income tax (provision) benefit	$—	$—

F-14

A reconciliation of the income tax (provision) benefit at the statutory rate of 34% for the years ended December 31, 2013 and 2012 to the Company’s effective tax rate is as follows:

	2013	2012
U.S. Statutory tax rate	34.0%	34.0%
State taxes, net of Federal benefit	13.3%	3.0%
State tax credits	3.4%	1.8%
Federal Research and development tax credits	8.9%	3.7%
Stock based compensation	(1.5)%	(9.3)%
Change in valuation reserve on deferred tax assets	(63.0)%	(29.2)%
Other, net	4.9%	(4.0)%

Income tax (provision) benefit	0.0%	0.0%

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2013 and 2012 are as follows:

	2013	2012
Deferred tax assets:
Stock-based compensation	$1,320,000	$1,270,000
Start-up costs	175,000	165,000
Inventory reserves	105,000	138,000
Uniform capitalization of inventory costs	30,000	—
Allowance for doubtful accounts receivable	20,000	25,000
Other reserves	5,000	5,000
Equipment depreciation	100,000	125,000
Accrued expenses	445,000	313,000
Net operating loss carryforward	4,005,000	2,850,000
Research and development tax credit carryforward	1,305,000	1,085,000
Alternative minimum tax credit carryforward	90,000	90,000
State jobs credit carryforward	230,000	264,000
State research and development credit carryforward	285,000	203,000
Other	20,000	10,000

Total deferred tax assets	8,135,000	6,543,000
Valuation reserve	(7,970,000)	(6,395,000)

Net deferred tax assets	165,000	148,000
Deferred tax liabilities:
Domestic international sales company	(165,000)	(138,000)
State taxes	—	(10,000)

Net deferred tax assets (liability)	$—	$—

Net deferred tax asset (liability) are classified in our consolidated balance sheets as follows:
Current	$—	$—
Non-current	$—	$—

F-15

The valuation allowance on deferred tax assets totaled $7,970,000 and $6,395,000 as of December 31, 2013 and December 31, 2012, respectively. We record the benefit we will derive in future accounting periods from tax losses and credits and deductible temporary differences as “deferred tax assets,” which are included in the caption “Deferred income taxes, net” on our consolidated balance sheets. In accordance with Accounting Standards Codification (ASC) 740, “Income Taxes,” we record a valuation allowance to reduce the carrying value of our deferred tax assets if, based on all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The economic recession and its effect on state and local governmental budgets in particular remained weak in 2013 and 2012 and we incurred operating losses during this period. Law enforcement agencies are our primary customer and are typically funded through state and local tax rolls. The economic recession showed improvement in 2013 and 2012 but the impact to state and local budgets are still uncertain at best. Despite the improvement in general economic conditions and our ongoing cost containment efforts, we incurred additional losses in 2013 and 2012 that placed us in a three-year cumulative loss position at December 31, 2013 and 2012. Accordingly, we determined there was not sufficient positive evidence regarding our potential for future profits to outweigh the negative evidence of our three-year cumulative loss position under the guidance provided in ASC 740. Therefore, we determined that our valuation allowance should be increased to $6,395,000 to fully reserve our deferred tax assets at December 31, 2012. During 2013, we continued to incur operating losses, which provides a basis to continue to fully reserve our deferred tax assets as of December 31, 2013. Therefore, the valuation reserve has been increased to $7,970,000 as of December 31, 2013, which provides a full reserve on all deferred tax assets. We expect to continue to maintain a full valuation allowance until we determine that we can sustain a level of profitability that demonstrates our ability to realize these assets. To the extent we determine that the realization of some or all of these benefits is more likely than not based upon expected future taxable income, a portion or all of the valuation allowance will be reversed. Such a reversal would be recorded as an income tax benefit and, for some portion related to deductions for stock option exercises, an increase in shareholders’ equity.

At December 31, 2013, the Company had available approximately $10,100,000 of net operating loss carryforwards available to offset future taxable income generated. Such tax net operating loss carryforwards expire between 2024 and 2033. In addition, the Company had research and development tax credit carryforwards totaling $1,306,000 available as of December 31, 2013, which expire between 2023 and 2033.

The Internal Revenue Code contains provisions under Section 382 which limit a company’s ability to utilize net operating loss carry-forwards in the event that it has experienced a more than 50% change in ownership over a three-year period. Current estimates prepared by the Company indicate that due to ownership changes which have occurred, approximately $765,000 of its net operating loss and $175,000 of its research and development tax credit carryforwards are currently subject to an annual limitation of approximately $1,151,000, but may be further limited by additional ownership changes which may occur in the future. As stated above, the net operating loss and research and development credit carryforwards expire between 2023 and 2033, allowing the Company to potentially utilize all of the limited net operating loss carry-forwards during the carryforward period.

As discussed in Note 1, “Summary of Significant Accounting Policies,” tax positions are evaluated in a two-step process. We first determine whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more-likely-than-not recognition threshold, it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Management has identified no tax positions taken that would meet or exceed these thresholds and therefore there are no gross interest, penalties and unrecognized tax expense/benefits that are not expected to ultimately result in payment or receipt of cash in the consolidated financial statements.

The Company’s federal and state income tax returns are closed for examination purposes by relevant statute and by examination for 2009 and all prior tax years.

The effective tax rate for the years ended December 31, 2013 and 2012 varied from the expected statutory rate due to the Company continuing to provide a 100% valuation allowance on net deferred tax assets. The Company determined that it was appropriate to continue the full valuation allowance on net deferred tax assets as of December 31, 2013 primarily because of the current year operating losses.

F-16

NOTE 10. COMMITMENTS AND CONTINGENCIES

Operating Leases. We have a non-cancelable long-term operating lease agreement for office and warehouse space that expires during April 2020. We have also entered into month-to-month leases for equipment and facilities. Rent expense for the years ended December 31, 2013 and 2012 was $398,624 and $405,234, respectively, related to these leases. Following are our minimum lease payments for each year and in total.

Year ending December 31:
2014	$428,505
2015	433,965
2016	439,707
2017	445,449
2018	451,248
Thereafter	611,458
$2,810,332

License agreements. The Company has several license agreements whereby it has been assigned the rights to certain licensed materials used in its products. Certain of these agreements require the Company to pay ongoing royalties based on the number of products shipped containing the licensed material on a quarterly basis. Royalty expense related to these agreements aggregated $36,645 and $35,785 for the years ended December 31, 2013 and 2012, respectively.

Supply and distribution agreement. The Company entered into a supply and distribution agreement with Dragoneye Technology, LLC (“Dragoneye”) on May 1, 2010 under which it was granted the exclusive world-wide right to sell and distribute a proprietary law enforcement speed measurement device and derivatives to its customers. The term of the agreement was 42 months after the date Dragoneye began full scale production of the product which commenced in August 2010 and final certification of the product was obtained. The agreement had minimum purchase requirements of 1,000 units per period over three commitment periods. On January 31, 2012, the supply and distribution agreement was amended to reduce the minimum purchase commitment over the second and third years by 52% of the original commitment. The Company agreed to release its world-wide right to exclusively market the product to the law enforcement community in exchange for the reduction in the purchase commitment.

The agreement requires minimum order quantities that represent a remaining commitment to acquire $634,680 of product through February 2014. Dragoneye is responsible for all warranty, damage or other claims, losses or liabilities related to the product and is obligated to defend and indemnify us against such risks. The Company held approximately $1,496,000 of such products in finished goods inventory as of December 31, 2013 and had sold approximately 775 units since the beginning of the agreement through December 31, 2013.

After the initial term expires, the parties may continue the agreement on a month-to-month basis and it is terminable by either party upon 30 days advance notice. The contract may be terminated earlier in case of material breach by either party that is not cured within thirty days of notice of the breach. The Company filed a lawsuit on June 15, 2013 against Dragoneye for breaching the contract. See “Litigation” below. The Company discontinued purchases of additional units as of that date.

Litigation. The Company is subject to various legal proceedings arising from normal business operations. Although there can be no assurances, based on the information currently available, management believes that it is probable that the ultimate outcome of each of the actions will not have a material adverse effect on the consolidated financial statements of the Company. However, an adverse outcome in certain of the actions could have a material adverse effect on the financial results of the Company in the period in which it is recorded.

On June 8, 2009, we filed suit against Z3Technologies, LLC (“Z3”) in the U.S. District Court for the District of Kansas claiming breach of a production software license agreement entered into during October 2008 and the rescission of a second limited license agreement entered into during January 2009. Among other claims, we asserted that Z3 failed to deliver the material required under the contracts; that the product that was delivered by Z3 was defective and/or unusable; and that the January 2009 contract should be rescinded and declared void, unenforceable and of no force or effect. We paid license fees and made other payments to Z3 totaling $265,000 to date under these contracts. Z3 denied our claims and filed counterclaims that allege we did not have the right to terminate the contracts and therefore that it was damaged for loss of profits and related damages. In those counterclaims, Z3 sought to recover approximately $4.5 million from us exclusive of “prejudgment interest.” Our insurance carrier settled a portion of the counterclaims under our director and officer liability insurance policy. The counterclaims that were not resolved by that settlement remained in controversy.

F-17

The trial of those claims began on June 25, 2012 and concluded with a jury verdict on July 3, 2012. The principal parts of the verdict were (i) an award of $30,000 to us on grounds that Z3 had breached its 2008 contract with us; (ii) an award of $15,000 in favor of Z3 by finding that we had breached the 2008 contract by failing to pay the balance of certain engineering fees; and (iii) an award of $100,000 in favor of Z3 based on the Court’s finding that we breached the 2009 contract by failing to place an initial order for so-called “DM-365 modules” from Z3. As a result, the net judgment against us was $85,000. Further, despite our arguments at trial, the court also refused to reconsider the interlocutory summary judgment rulings rendered against us prior to trial in the amount of $445,000, which became final upon conclusion of the trial. Accordingly, the total judgment entered against us was $530,000 and no prejudgment interest on that sum was awarded.

We believe there are a number of errors in the court’s rulings and the judgment entered on July 3, 2012 and are appealing them. We accrued the $530,000 judgment entered against us as a long-term liability as of June 30, 2013 due to the expected time required to conclude the appeal process. We have accrued the legal fees expected to be incurred during the appeal process. In order to stay the execution of judgment during the appeal process, we were required to post a bond in the amount of $662,500 in July 2012 and the respective funds will be reflected as restricted cash in future balance sheets until such time as the bond is no longer required.

On June 5, 2013, we filed a lawsuit in the District Court of Johnson County, Kansas against Dragoneye. We had entered into a supply and distribution agreement with Dragoneye on May 1, 2010 under which we were granted the right to sell and distribute a proprietary law enforcement speed measurement device and derivatives to our customers under the trade name LaserAlly. The parties amended the agreement on January 31, 2012. In our complaint we allege that Dragoneye breached the contract because it failed to maintain as confidential information our customer list; it infringed on our trademarks, including LaserAlly and Digital Ally; it tortiously interfered with our existing contracts and business relationships with our dealers, distributors, customers and trading partners; and it engaged in unfair competition and the Kansas Uniform Trade Secrets Statutes. We are seeking the court to award damages related to the alleged actions of Dragoneye and to declare the supply and distribution agreement terminated and cancelled. Finally, we sought temporary, preliminary and permanent injunction to prohibit Dragoneye from using or disclosing any of our trade secrets and trademarks together with reasonable attorneys’ fees, costs and expenses we incur as a result of this action. On October 17, 2013 the Court denied our request for this injunction.

Dragoneye was granted a request to remove the lawsuit from the District Court of Johnson County, Kansas State court and it is now in United States District Court for the District of Kansas. Dragoneye filed its answer to the complaint which denies the allegations and has asserted counter claims against us for alleged breach of the contract. The lawsuit is in the discovery phase and the parties have conducted mediation. Management has reviewed the status of the case with Company counsel and determined it was appropriate to accrue a loss of $208,316 at December 31, 2013.

On June 18, 2013, we filed a lawsuit as the plaintiff in the United States District Court for the District of Kansas against BCM Electronics Corp. SDN BHD (“BCM”), which is one of our foreign vendors. We requested the court to award damages related to the alleged breach of contract regarding the failure of BCM to provide the component parts required under two purchase orders (“PO’s”). We also asked the court to declare the two PO’s cancelled and terminated as a result of BCM’s failure to perform. Finally, we requested a temporary, preliminary and permanent injunction to prohibit BCM from using or disclosing any of our trade secrets together with reasonable attorneys’ fees, costs and expenses incurred as a result of this action. The court issued a default judgment against BCM on August 23, 2013 totaling $255,000 and as a result, we cancelled the open payables we had with BCM (approximately $59,000) in the third quarter 2013. We have not accrued any other amounts related to the default judgment due to the uncertainty of collection. Any recovery will be recorded as income if and when it occurs.

On October 25, 2013, we filed a complaint in the United States District Court for the District of Kansas to eliminate threats by a competitor, Utility Associates, Inc. (“Utility”), of alleged patent infringement regarding U.S. Patent No. 6,831,556 (the “556 patent”). Specifically, the lawsuit seeks a declaration that our mobile video surveillance systems do not infringe any claim of the 556 patent. In addition, we will be take steps to invalidate the 556 patent through appropriate procedures at the United States Patent and Trademark Office. We became aware that Utility had recently mailed letters to current and prospective purchasers of our mobile video surveillance systems threatening that the use of such systems purchased from third parties not licensed to the 556 patent would create liability for them for patent infringement. We reject Utility’s assertion and will vigorously defend the right of end-users to purchase such systems from providers other than Utility.

F-18

We are also involved as a plaintiff and defendant in ordinary, routine litigation and administrative proceedings incidental to its business from time to time, including customer collections, vendor and employment-related matters. Management believes the likely outcome of any other pending cases and proceedings will not be material to its business or its financial condition.

401 (k) Plan. In July 2008, the Company amended and restated its 401(k) retirement savings plan. The amended plan requires the Company to provide 100% matching contributions for employees who elect to contribute up to 3% of their compensation to the plan and 50% matching contributions for employee’s elective deferrals on the next 2% of their contributions. The Company has made matching contributions totaling $125,190 and $108,313 for the years ended December 31, 2013 and 2012, respectively. Each participant is 100% vested at all times in employee and employer matching contributions.

NOTE 11. STOCKHOLDER’S EQUITY

Reverse Stock Split. The Company filed a Certificate of Change with the Nevada Secretary of State under which the Company affected a one for eight reverse split of its issued and outstanding shares of common stock effective August 24, 2012. As a result of the reverse stock split, every eight shares of the Company’s issued and common stock were combined into one share of common stock. The reverse stock split reduced the number of authorized shares of the Company’s common stock from 75,000,000 to 9,375,000 shares.

Immediately before the effectiveness of the reverse stock split the Company had 16,792,218 shares of common stock issued and outstanding. Following the reverse split, the Company had 2,099,082 shares of common stock issued and outstanding. The reverse stock split affects all shares of the Company’s common stock, including common stock underlying stock options and warrants that are outstanding on the effective date of the reverse stock split.

All references to shares and exercise prices of our common stock, warrants, stock options and restricted stock (and associated dollar amounts) in the accompanying consolidated financial statements have been restated to present such information on a post reverse split basis.

NOTE 12. STOCK-BASED COMPENSATION

The Company recorded pretax compensation expense related to the grant of stock options and restricted stock issued of $705,612 and $521,427 for the years ended December 31, 2013 and 2012, respectively.

As of December 31, 2013, the Company has adopted six separate stock option and restricted stock plans: (i) the 2005 Stock Option and Restricted Stock Plan (the “2005 Plan”), (ii) the 2006 Stock Option and Restricted Stock Plan (the “2006 Plan”), (iii) the 2007 Stock Option and Restricted Stock Plan (the “2007 Plan”), (iv) the 2008 Stock Option and Restricted Stock Plan (the “2008 Plan”), (v) the 2011 Stock Option and Restricted Stock Plan (the “2011 Plan”) and (v) the 2013 Stock Option and Restricted Stock Plan (the “2013 Plan”). These Plans permit the grant of stock options or restricted stock to its employees, non-employee directors and others for up to a total of 975,000 shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards have been granted with an exercise price equal to the market price of the Company’s stock at the date of grant with such option awards generally vesting based on the completion of continuous service and having ten-year contractual terms. These option awards provide for accelerated vesting if there is a change in control (as defined in the Plans) or the death or disability of the holder. The Company has registered all shares of common stock that are issuable under its Plans with the SEC. A total of 52,849 options remained available for grant under the various Plans as of December 31, 2013.

In addition to the Stock Option and Restricted Stock Plans described above, the Company has issued other options outside of these Plans to non-employees for services rendered that are subject to the same general terms as the Plans, of which 1,250 options are fully vested and remain outstanding as of December 31, 2013.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. The assumptions used for determining the grant-date fair value of options granted during the year ended December 31, 2013 are reflected in the following table:

Expected term of the options in years	2-5 years
Expected volatility of Company stock	80%
Expected dividends	None
Forfeiture rate	10%

F-19

The following is a summary of stock options outstanding:

Options	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2013	552,650	$17.87
Granted	40,000	4.16
Exercised	(81,800)	(9.05)
Forfeited	(4,743)	(22.10)

Outstanding at December 31, 2013	506,107	$19.33

Exercisable at December 31, 2013	347,155	$23.20

Weighted-average fair value for options granted during the period at fair value	40,000	$2.02

The Plan’s allow for the cashless exercise of stock options. This provision allows the option holder to surrender/cancel options with an intrinsic value equivalent to the purchase/exercise price of other options exercised. There were a total of 381 shares with a value of $3,337 surrendered pursuant to cashless exercises during the year ended December 31, 2013.

At December 31, 2013, the aggregate intrinsic value of all options outstanding was approximately $880,397 and the aggregate intrinsic value of options exercisable was approximately $355,063. The aggregate intrinsic value of options exercised during the year ended December 31, 2013 was $215,896.

As of December 31, 2013, the unamortized portion of stock compensation expense on all existing stock options was $182,402, which will be recognized over the next thirty-nine months.

The following table summarizes the range of exercise prices and weighted average remaining contractual life for outstanding and exercisable options under the Company’s option plans as of December 31, 2013:

	Outstanding options		Exercisable options
Exercise price range	Number of options	Weighted average remaining contractual life	Number of options	Weighted average remaining contractual life

$0.01 to $3.99	60,125	8.5 years	17,812	8.4 years
$4.00 to $6.99	91,250	8.6 years	39,749	8.4 years
$7.00 to $9.99	76,476	4.1 years	58,226	2.9 years
$10.00 to $12.99	65,129	3.8 years	64,554	3.7 years
$13.00 to $15.99	84,377	6.6 years	38,564	6.1 years
$16.00 to $18.99	1,375	3.3 years	1,375	3.3 years
$19.00 to $29.99	10,500	5.2 years	10,000	5.1 years
$30.00 to $55.00	116,875	4.0 years	116,875	4.0 years

	506,107	5.8 years	347,155	4.7 years

F-20

Restricted stock grants. The Board of Directors has granted restricted stock awards under the Plans. Restricted stock awards are valued on the date of grant and have no purchase price for the recipient. Restricted stock awards typically vest over six months to four years corresponding to anniversaries of the grant date. Under the Plans, unvested shares of restricted stock awards may be forfeited upon the termination of service to or employment with the Company, depending upon the circumstances of termination. Except for restrictions placed on the transferability of restricted stock, holders of unvested restricted stock have full stockholder’s rights, including voting rights and the right to receive cash dividends.

A summary of all restricted stock activity under the equity compensation plans for the year ended December 31, 2013 is as follows:

	Restricted stock	Weighted average grant date fair value
Nonvested balance, January 1, 2013	10,937	$5.27
Granted	100,000	5.02
Vested	(38,124)	(6.00)
Forfeited	—	—

Nonvested balance, December 31, 2013	72,813	$4.55

The Company estimated the fair market value of these restricted stock grants based on the closing market price on the date of grant. As of December 31, 2013, there were $70,566 of total unrecognized compensation costs related to all remaining non-vested restricted stock grants, which will be amortized over the next sixteen months in accordance with the graduated vesting scale.

The nonvested balance of restricted stock vests as follows:

Year ended December 31,	Number of shares

2014	70,625
2015	938
2016	1,250

NOTE 13. COMMON STOCK PURCHASE WARRANTS

The Company has issued common stock purchase warrants (the “Warrants”) in conjunction with the original issuance and extension of the Notes (see Note 7). The Warrants are immediately exercisable and allow the holders to purchase up to 128,438 shares of common stock at $4.00 to $8.50 per share after modification. The Warrants expire from September 15, 2014 through December 3, 2018 and allow for cashless exercise; however, the holder does not have registration rights.

The fair value of the Warrants was estimated on the date of grant using a Black-Scholes option valuation model. The assumptions used for determining the grant-date fair value of the Warrants granted are reflected in the following table:

A summary of all Warrant activity for the year ended December 31, 2013 is as follows:

Expected term of the Warrants	23-60 months
Expected volatility of Company stock	66% - 81%
Expected dividends	None
Risk-free interest rate	0.25% - 0.62%
Forfeiture rate	0%

F-21

	Warrants	Weighted average exercise price
Vested Balance, January 1, 2013	83,125	$4.02
Granted	50,000	$8.50
Exercised	(4,687)	$4.00
Vested Balance, December 31, 2013	78,438	$5.76

The remaining unamortized grant date fair value of the Warrants to purchase 81,250 common shares aggregated $187,634 as of December 31, 2013, which is amortized ratably to interest expense over the remaining term of the Notes. During the year ended December 31, 2013, a total of 4,687 warrants were exercised with an intrinsic value of $47,469. The total intrinsic value of all outstanding warrants aggregated $740,002 as of December 31, 2013 and the weighted average remaining term is 43 months.

NOTE 14. NET LOSS PER SHARE

The calculation of the weighted average number of shares outstanding and loss per share outstanding for the years ended December 31, 2013 and 2012 are as follows:

	Year ended December 31,
	2013	2012
Numerator for basic and diluted income per share – Net loss	$(2,497,940)	$(1,970,989)

Denominator for basic loss per share – weighted average shares outstanding	2,135,016	2,029,109
Dilutive effect of shares issuable under stock options and warrants outstanding	—	—

Denominator for diluted loss per share – adjusted weighted average shares outstanding	2,135,016	2,029,109

Net loss per share:
Basic	$(1.17)	$(0.97)
Diluted	$(1.17)	$(0.97)

Basic loss per share is based upon the weighted average number of common shares outstanding during the period. Diluted income per share is computed by giving effect to the dilutive potential common shares outstanding during the period. The dilutive effect of the Company’s stock options outstanding during the year ended December 31, 2013 was determined based on the treasury stock method. All outstanding stock options were considered antidilutive and therefore excluded from the calculation of diluted loss per share for the year ended December 31, 2013 and 2012.

There were total stock options of 224,101 and 78,438 common stock purchase warrants that were outstanding and potentially dilutive as of December 31, 2013 based upon their exercise price and closing market price of our common stock.

NOTE 15. SUBSEQUENT EVENTS

On March 24, 2014, the Company completed a private placement of $2.0 aggregate principal amount of Senior Secured Convertible Notes (the “Notes”). The Notes bear interest at 6% payable quarterly and are secured by all assets of the Company. Principal payments are not required until the sixth month after origination and continue ratably for the remaining 24-month term of the Notes. The principal and interest payments can be made through the payment of cash or in-kind by transferring unrestricted and fully registered shares in an amount equivalent to 80% of the volume weighted average trading price for the 20 consecutive trading days preceding the payment date. The Notes are convertible to common shares at the holder’s option at a conversion price of $8.55 per share at any time the Notes are outstanding. In addition, the Company may force conversion if the market price of the Company’s common stock exceeds $17.10 per share for 20 consecutive trading days. The Company issued warrants to purchase 100,000 shares of common stock (the “Warrants”) at $10.00 per share which are exercisable immediately and expire March 24, 2019. The Notes and Warrants contain anti-dilution provisions and restrict the incurrence of additional secured indebtedness. The Company will pay a placement agent fee of $120,000 and will reimburse all third-party costs of the transaction, including legal fees, not to exceed $50,000. The Company intends to use the net proceeds of this facility for general working capital purposes.

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